CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Financial Highlights" and "Independent Auditors" and to the use of our report on the U.S. Government Money Market Portfolio, Investment Quality Bond Portfolio, Municipal Bond Portfolio, Large Capitalization Value Portfolio, Large Capitalization Growth Portfolio, Small Capitalization Portfolio, and International Equity Portfolio of The Saratoga Advantage Trust, dated October 9, 2002, which is incorporated by reference in this Registration Statement (Form N-1A No. 033-79708 and 811-8542) of The Saratoga Advantage Trust.

ERNST & YOUNG LLP

New York, New York

August 27, 2003